UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following communication was sent or made available commencing on September 11, 2024 to certain shareholders of Iterum Therapeutics plc]

September 11, 2024

Dear Shareholder,

We are writing to you in connection with the upcoming extraordinary meeting of shareholders which has been adjourned until 23 September 2024 (the “EGM”).

Now, more than ever before, the vote at the upcoming EGM is critical to the future of Iterum Therapeutics. We continue to focus on a strategic process to sell, license, or otherwise dispose of our rights to sulopenem with the goal of maximizing stakeholder value and have engaged a financial advisor to assist management and the board in evaluating strategic alternatives. Such process can be costly and time consuming. In the meantime, having the flexibility to raise additional capital through the issue of new shares for cash will help ensure we can continue to fund our strategic process with the goal of maximising stakeholder value and ensure the advancement of oral sulopenem, a much needed treatment option.

YOUR VOTE IS EXTREMELY IMPORTANT

•
If we do not have the ability to raise additional capital, including through the issuance of shares for cash, to fund our operating expenses beyond January 2025 including repayment of the 6.500% exchangeable senior subordinated notes due January 2024 (the “Exchangeable Notes”), we will be severely limited in our ability to continue as a going concern andsubject to major insolvency risk which may result in the bankruptcy, reorganization and/or the break-up of the Company which in turn would most likely lead to a significant destruction of shareholder value, including dilution or even an elimination of shareholders’ interests in the Company.
•
Even with the recently completed Rights Offering in August, we currently have insufficient funds to repay the Exchangeable Notes. We require additional capital to repay the Exchangeable Notes and continue to fund the business.
•
Our ability to raise additional capital through the issue of new shares for cash, even in another pro-rata rights offering, is severely limited without the disapplication of pre-emption rights.
•
Having the flexibility to raise additional capital through the issue of new shares for cash will help ensure we can continue to fund our strategic process.
•
We may become subject to delisting from Nasdaq Capital Market if we are unable to regain compliance with Nasdaq Listing Rule 5550(b)(1) by raising additional equity capital efficiently.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” the pre-emption proposal set out in the proxy. Even if you have voted against the proposal previously, you may change your vote and revoke your proxy prior to the EGM by following the instructions set out in the proxy. If you have previously submitted your proxy or otherwise voted on the proposal at the EGM and do not wish to change your vote, you need not take any action.

Sincerely,

________________________

Corey N. Fishman

President and Chief Executive Officer